Exhibit 4.43

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of July 29, 2015, by and between the stockholder listed on the signature page hereto (the “Stockholder”), and Amyris, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein but not otherwise defined shall have the meaning given to them in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, the execution and delivery of this Agreement by the Stockholder is a material inducement to the willingness (i) of certain investors (the “Cash Investors”) to enter into that certain Securities Purchase Agreement, dated as of July 24, 2015 (the “Purchase Agreement”), by and among the Company and the Investors, pursuant to which, subject to the terms and conditions set forth in the Purchase Agreement, the Investors will purchase Shares and Warrants, and (ii) of certain other investors (the “Exchange Investors” and together with the Cash Investors, the “Investors”) to enter into that certain Exchange Agreement, dated as of July 26, 2015 (the “Exchange Agreement”), by and among the Company and the Investors, pursuant to which, subject to the terms and conditions set forth in the Exchange Agreement, the Exchange Investors will purchase Shares (as defined in the Exchange Agreement) (the “Exchange Shares”) and Warrants (as defined in the Exchange Agreement) (the “Exchange Warrants”).

WHEREAS, the Stockholder understands and acknowledges that the Company and Investors are entitled to rely on (i) the truth and accuracy of Stockholder’s representations contained herein and (ii) Stockholder’s performance of the obligations set forth herein.

NOW, THEREFORE, in consideration of the promises and the covenants and agreements set forth in the Purchase Agreement, the Exchange Agreement and in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Shares Subject to this Agreement. Except as otherwise stated herein and until such time as this Agreement shall terminate in conformity with Section 6(m) hereunder, the Stockholder agrees to hold all shares of voting capital stock of the Company registered in its name or beneficially owned by it and/or over which it exercises voting control as of the date of this Agreement and any other shares of voting capital stock of the Company legally or beneficially held or acquired by it after the date hereof or over which it exercises voting control (the “Voting Shares”) subject to, and to vote the Voting Shares in accordance with, the provisions of this Agreement.

2. Agreement to Vote Shares.

(a) In any annual, special or adjourned meeting of the stockholders of the Company, and in every written consent in lieu of any such meeting, at which the transactions contemplated by the Purchase Agreement and the Exchange Agreement are presented to the Company’s stockholders for approval, the Stockholder agrees that it will vote, by proxy or otherwise, its Voting Shares (i) in favor of the issuance and exercisability of the Warrants and the Exchange Warrants and any matter that would reasonably be expected to facilitate the issuance and exercise of such Warrants and Exchange Warrants, and (ii) against approval of any proposal made in opposition to the issuance and exercise of the Warrants or the Exchange Warrants (the votes contemplated by clauses (i) and (ii) being referred to herein as the “Vote”). Notwithstanding the above, each Stockholder shall retain at all times the right to vote any Voting Shares in its sole discretion and without any other limitation on those matters other than those set forth in clauses (i) and (ii) of this Section 2(a) that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

(b) Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict a Stockholder from acting in such Stockholder’s capacity as a director or officer of the Company, to the extent applicable, it being understood that this Agreement shall apply to a Stockholder solely in such Stockholder’s capacity as a stockholder of the Company.

(c) In the event that a meeting of the stockholders of the Company is held, each Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause such Stockholder’s Voting Shares to be counted as present thereat for purposes of establishing a quorum.

3. Representations, Warranties and Other Covenants of Stockholder. The Stockholder hereby represents, warrants and covenants to the Company as follows:

(a) As of the date of this Agreement, such Stockholder is the legal or beneficial owner of, and has the power to vote, that number of issued and outstanding shares of the Company’s Common Stock set forth on the signature page hereto. The Voting Shares set forth next to such Stockholder’s name on the signature page hereof are owned free of any encumbrance that would preclude such Stockholder from exercising his, her or its voting power as provided in Section 2 or otherwise complying with the terms hereof.

(b) Such Stockholder has all requisite power, legal capacity and authority to enter into this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) The execution, delivery and performance by such Stockholder of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any agreement to which such Stockholder is a party or by which any of such Stockholder’s assets are bound or (ii) violate any order, writ, injunction, decree, judgment or any applicable law applicable to such Stockholder or any of such Stockholder’s assets, except for any such conflict, violation or any failure to obtain such consent, waiver or approval that would not result in such Stockholder being able to perform its obligations under this Agreement.

(d) Such Stockholder agrees that such Stockholder will not, in Stockholder’s capacity as a Stockholder of the Company, bring, commence, institute, maintain, prosecute or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by such Stockholder, or the approval of the issuance and exercise of the Warrants by the Company’s Board of Directors, breaches any fiduciary duty of the Board of Directors or any member thereof.

(e) Such Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect in any material respect or in any way have the effect of restricting, limiting, interfering with, preventing or disabling such Stockholder from performing his, her or its obligations in any material respect under this Agreement.

(f) The Stockholder agrees that, from the date hereof until the earlier of (i) January __, 2016 and (ii) the Termination Date (as defined in Section 6(m)), without the Company’s express written consent, the Stockholder shall not, directly or indirectly, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise) or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, testamentary disposition, operation of law or otherwise), any Voting Shares, (b) deposit any Voting Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) agree (whether or not in writing) to take any of the actions referred to in the foregoing clause (a) or (b).

(g) From and after the date hereof until the Termination Date, the Stockholder hereby irrevocably appoints the Company, and any designee named by the Company, as its proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Voting Shares in accordance with the Vote. The Stockholder hereby revokes any proxies heretofore given in respect of the Voting Shares. The Stockholder affirms that the irrevocable proxy set forth in this Section 3(g) is given to secure the performance of the Stockholder’s duties under this Agreement. The Stockholder furthers affirm that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 6(m), is intended to be irrevocable. If for any reason the proxy granted herein is not irrevocable, then the Stockholder agrees, until the Termination Date, to vote the Voting Shares in accordance with Section 2 above as instructed by the Company in writing. The parties agree that the foregoing is a voting agreement.

4. Confidentiality. Except as required by applicable law, the Stockholder, until such time as the issuance and exercise of the Warrants and the Exchange Warrants are required to be publicly disclosed by the Company, will maintain the confidentiality of any information regarding this Agreement, the Exchange Agreement and the transactions contemplated thereby. Neither the Stockholder, nor any of his, her or its respective Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Exchange Agreement or the transactions contemplated thereby without the prior written consent of the Company, except as may be required by law or by any listing agreement with, or the policies of, The NASDAQ Stock Market, in which circumstance such announcing party shall make all reasonable efforts to consult with the Company in advance of such publication to the extent practicable.

5. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Voting Shares.

6. Miscellaneous.

(a) Notices. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile upon confirmation of receipt, (c) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (d) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed, as to the Company, to Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, CA 94608, Attn: General Counsel, facsimile number: (510) 740-7416, with a copy to Fenwick & West LLP, 801 California Street, Mountain View, CA 94041, Attn: , Esq., facsimile number: (650) 9385200, and as to any Stockholder at the address and facsimile number set forth below such Stockholder’s signature on the signature pages of this Agreement. Any party hereto from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto. The Stockholder and the Company may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(b) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first above written. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

(c) Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(d) Rules of Construction. The parties hereto hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(e) Specific Performance; Injunctive Relief. The parties hereto agree that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such violation of this Agreement, the Company and the Investors shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company or the Investors at law or in equity and the Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

(f) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto; it being understood that all parties need not sign the same counterpart.

(g) Entire Agreement; Nonassignability; Parties in Interest; Death or Incapacity. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (i) constitute an inducement and condition to the Investors entering into the Exchange Agreement, (ii) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (iii) are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by the Stockholder without the prior written consent of the Company, and any such assignment or delegation that is not consented to shall be null and void. This Agreement, together with any rights, interests or obligations of the Company hereunder, may be assigned or delegated in whole or in part by the Company to any affiliate of the Company without the consent of or any action by Stockholder upon notice by the Company to Stockholder as herein provided. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective permitted successors and assigns. All authority conferred herein shall survive the death or incapacity of the Stockholder and in the event of Stockholder’s death or incapacity, any obligation of the Stockholder hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the Stockholder.

(h) Additional Documents. Stockholder shall execute and deliver any additional documents necessary or desirable in the reasonable opinion of the Company to carry out the purpose and intent of this Agreement.

(i) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(j) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(k) Governing Law; Consent to Jurisdiction. This Agreement, and the provisions, rights, obligations, and conditions set forth herein, and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law provisions.

(l) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses.

(m) Termination. This Agreement shall terminate and shall have no further force or effect from and after the earlier to occur of (i) date upon which the stockholders of the Company, in any annual, special or adjourned meeting of the stockholders of the Company, or by written consent in lieu of any such meeting, approve the issuance and exercise of the Warrants and the Exchange Warrants, (ii) the termination of the Purchase Agreement and the Exchange Agreement in accordance with their respective terms and (iii) July 24, 2016 (such earlier date, the “Termination Date”), and thereafter there shall be no liability or obligation on the part of the Stockholders, provided, that no such termination shall relieve any party from liability for any willful or intentional breach of this Agreement prior to such termination.

(n) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR

COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have caused this VOTING AGREEMENT to be executed as of the date first written above.

COMPANY:

AMYRIS, INC.

By:	/s/ John Melo
Name:	John Melo
Title:	President & CEO

[SIGNATURE PAGE TO VOTING AGREEMENT]

IN WITNESS WHEREOF the parties hereto have caused this VOTING AGREEMENT to be executed as of the date first written above.

STOCKHOLDER

FORIS VENTURES, LLC

By:	/s/ B Hager
Name:	Barbara Hager
Title:	Manager

Voting Shares owned beneficially or of record by the Stockholder, or over which the Stockholder exercises voting power on the date hereof:

_______ shares of issued and outstanding Common Stock

[SIGNATURE PAGE TO VOTING AGREEMENT]

SCHEDULE A

LIST OF INVESTORS WITH WHOM COMPANY HAS ENTERED INTO THE VOTING AGREEMENT

FORIS VENTURES, LLC

KPCB HOLDINGS, INC., AS NOMINEE

BIOLDING INVESTMENT SA

NAXYRIS S.A.

MAXWELL (MAURITIUS) PTE LTD

TOTAL ENERGIES NOUVELLES ACTIVITES USA

(F.K.A. TOTAL GAS & POWER USA, SAS)